[MORGAN LOGO]


                        OFFER TO PURCHASE FOR CASH UP TO
                       100,000 SHARES OF ITS COMMON STOCK

                   AT A PURCHASE PRICE NOT GREATER THAN $10.00
                          NOR LESS THAN $8.50 PER SHARE


================================================================================
            THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS EXPIRE
                AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY,
                  MARCH 19, 1999, UNLESS THE OFFER IS EXTENDED.
================================================================================

The Morgan Group, Inc., a Delaware corporation (the "Company"), invites its shareholders to tender shares of its Class A Common Stock, par value $.015 (the "Shares" or "Class A Stock"), to the Company at prices not greater than $10.00 nor less than $8.50 per Share in cash, specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $10.00 nor less than $8.50 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 100,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered at prices not greater than $10.00 nor less than $8.50 per Share). The Company will pay the Purchase Price for all Shares validly tendered at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer including the proration terms hereof. The Company reserves the right, in its sole discretion, to purchase more than 100,000 Shares pursuant to the Offer. Shares tendered at prices in excess of the Purchase Price and Shares not purchased because of proration will be returned.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

The Shares are listed and traded on the American Stock Exchange (the "AMEX") under the symbol "MG." On February 19, 1999, the last full trading day on the AMEX prior to announcement of the Offer, the closing per Share sales price as reported on the AMEX was $6.63. SHAREHOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE SHARES. SEE SECTION 7.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT ITS DIRECTORS, EXECUTIVE OFFICERS AND ITS CONTROLLING SHAREHOLDER, LYNCH CORPORATION, DO NOT INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER.

                                   ----------

            The date of this Offer to Purchase is February 22, 1999.

                                    IMPORTANT

Any shareholders desiring to tender all or any portion of their Shares should either (i) complete and sign the Letter of Transmittal or a facsimile thereof in accordance with the instructions in the Letter of Transmittal, mail or deliver it with any required signature guarantee, or transmit an Agent's Message (as defined in Section 3) in connection with a book-entry transfer, in each case with any other required documents to American Stock Transfer & Trust Company (the "Depositary"), and either mail or deliver the stock certificates for such Shares to the Depositary (with all such other documents) or follow the procedure for book-entry delivery set forth in Section 3, or (ii) request a broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. A shareholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if such shareholder desires to tender such Shares. Shareholders who desire to tender Shares and whose certificates for such Shares are not immediately available or who cannot comply with the procedure for book-entry transfer on a timely basis or whose other required documentation cannot be delivered to the Depositary, in any case, by the expiration of the Offer should tender such Shares by following the procedures for guaranteed delivery set forth in Section
3. TO EFFECT A VALID TENDER OF THEIR SHARES, SHAREHOLDERS MUST VALIDLY COMPLETE THE LETTER OF TRANSMITTAL, INCLUDING THE SECTION RELATING TO THE PRICE AT WHICH THEY ARE TENDERING SHARES.

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase.

                                     SUMMARY

This  general   summary  is  provided  for  the  convenience  of  the  Company's shareholders and is qualified in its entirety by reference to the full text and more specific details of this Offer to Purchase.

Number of Shares to be Purchased........100,000 Shares (or such lesser number of
                                        Shares as are validly tendered).

Purchase Price..........................The Company will  determine a single per
                                        Share net cash price,  not greater  than
                                        $10.00  nor less than  $8.50 per  Share,
                                        that it  will  pay  for  Shares  validly
                                        tendered.  All  Shares  acquired  in the
                                        Offer will be acquired  at the  Purchase
                                        Price   even  if   tendered   below  the
                                        Purchase   Price.    Each    shareholder
                                        desiring  to  tender   Shares  must  (i)
                                        specify in the Letter of Transmittal the
                                        minimum  price (not  greater than $10.00
                                        nor less than  $8.50 per Share) at which
                                        such  shareholder  is  willing  to  have
                                        Shares  purchased by the Company or (ii)
                                        elect to have such shareholder's  Shares
                                        purchased at a price  determined  by the
                                        Dutch  Auction  tender  process,   which
                                        could   result  in  such  Shares   being
                                        purchased at the minimum price of $8.50 per Share.

How to Tender Shares....................See  Section  3.  Call  the  Information
                                        Agent  or   consult   your   broker  for
                                        assistance.

Brokerage Commissions...................None.

Stock Transfer Tax......................None,   if   payment   is  made  to  the
                                        registered holder. See Section 5.

Expiration and Proration Dates..........Friday,   March  19,   1999,   at  12:00
                                        Midnight, New York City time, unless extended by the Company.

Payment Date............................As  soon  as   practicable   after   the
                                        Expiration Date.

Position of the Company
      and its Directors.................Neither  the  Company  nor its  Board of
                                        Directors makes any recommendation to any shareholder as to whether to tender or refrain from tendering Shares.

Withdrawal Rights.......................Tendered  Shares may be withdrawn at any time until 12:00 Midnight, New York City time, on Friday, March 19, 1999, unless the Offer is extended by the Company and, unless previously purchased, after 12:00 Midnight, New York City time, on Friday, April 16, 1999. See Section 4.

Odd Lots................................There  will be no  proration  of  Shares
                                        tendered  by  any   shareholder   owning
                                        beneficially  fewer  than 100  Shares in
                                        the  aggregate  as of February 19, 1999,
                                        and continuing to beneficially own fewer
                                        than 100 Shares on the Expiration  Date.
                                        In  determining  whether  a  shareholder
                                        owns fewer than 100 Shares for  purposes
                                        of this provision,  Shares  attributable
                                        to   individual   accounts   under   the
                                        Company's  separate Stock Purchase Plans
                                        for    Employees     and     Independent
                                        Contractors (as defined below) shall be included, but Shares attributable to individual accounts under the Company's Savings Plan (as defined below) shall be excluded. Shareholders who beneficially own fewer than 100 Shares, as determined pursuant to this provision, who wish to tender such Shares pursuant to this Offer must tender all such Shares at or below the Purchase Price prior to the Expiration Date and must check the "Odd Lots" box in the Letter of Transmittal and/or the Stock Purchase Plan Direction Form.

Further Developments
   Regarding the Offer..................Call the  Information  Agent or  consult your broker.

THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER SHAREHOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING SHARES PURSUANT TO THE OFFER. THE COMPANY HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER ON BEHALF OF THE COMPANY OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. DO NOT RELY ON ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION, IF GIVEN OR MADE, AS HAVING BEEN AUTHORIZED BY THE COMPANY.



                                TABLE OF CONTENTS

              SECTION                                                       PAGE
INTRODUCTION      5
THE OFFER
    1.        Number of Shares; Proration.................................    7
    2.        Tenders by Owners of Fewer Than 100 Shares..................    9
    3.        Procedure for Tendering Shares..............................    9
    4.        Withdrawal Rights...........................................   14
    5.        Purchase of Shares and Payment of Purchase Price............   15
    6.        Certain Conditions of the Offer.............................   16
    7.        Price Range of Shares; Dividends............................   18
    8.        Background and Purpose of the Offer;
                   Certain Effects of the Offer...........................   18
    9.        Interests of Directors and Executive Officers;
                  Transactions and Arrangements Concerning the Shares.....   21
   10.        Source and Amount of Funds..................................   21
   11.        Certain Information About the Company.......................   22
   12.        Effects of the Offer on the Market for Shares;
                  Registration Under the Exchange Act.....................   26
   13.        Certain Legal Matters; Regulatory Approvals.................   26
   14.        Certain U.S. Federal Income Tax Consequences................   26
   15.        Extension of the Offer; Termination; Amendments.............   28
   16.        Fees and Expenses...........................................   29
   17.        Miscellaneous...............................................   30

TO THE HOLDERS OF SHARES OF
CLASS A COMMON STOCK OF  THE MORGAN GROUP, INC.:

                                  INTRODUCTION

 The Morgan Group, Inc., a Delaware corporation (the "Company"), invites its shareholders to tender shares of its Class A Common Stock, par value $.015 per share (the "Shares" or "Class A Stock") to the Company at prices not greater than $10.00 nor less than $8.50 per Share in cash, specified by tendering shareholders, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share price (not greater than $10.00 nor less than $8.50 per Share), net to the seller in cash (the "Purchase Price"), that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 100,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number of Shares as are validly tendered at prices not greater than $10.00 nor less than $8.50 per Share). The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date (as defined in Section 1) at prices at or below the Purchase Price and not withdrawn upon the terms and subject to the conditions of the Offer including the proration terms described below. The Company reserves the right, in its sole discretion, to purchase more than 100,000 Shares pursuant to the Offer.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 6.

If, before the Expiration Date, more than 100,000 Shares are validly tendered at or below the Purchase Price and not withdrawn (or such greater number of Shares as the Company may elect to purchase), the Company will, upon the terms and subject to the conditions of the Offer, purchase Shares first from all Odd Lot Owners (as defined in Section 2) who validly tender all their Shares at or below the Purchase Price and then on a pro rata basis from all other shareholders who validly tender Shares at prices at or below the Purchase Price (and do not withdraw them prior to the Expiration Date). The Company will return at its own expense all Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration. The Purchase Price will be paid net to the tendering shareholder in cash for all Shares purchased. Tendering shareholders will not be obligated to pay brokerage commissions, solicitation fees or, subject to Instruction 7 of the Letter of Transmittal, stock transfer taxes on the Company's purchase of Shares pursuant to the Offer. HOWEVER, ANY TENDERING
SHAREHOLDER OR OTHER PAYEE WHO FAILS TO COMPLETE, SIGN AND RETURN TO THE DEPOSITARY (AS DEFINED BELOW) THE SUBSTITUTE FORM W-9 THAT IS INCLUDED AS PART OF THE LETTER OF TRANSMITTAL MAY BE SUBJECT TO REQUIRED BACKUP FEDERAL INCOME TAX WITHHOLDING OF 31% OF THE GROSS PROCEEDS PAYABLE TO SUCH SHAREHOLDER OR OTHER PAYEE PURSUANT TO THE OFFER. SEE SECTION 3. In addition, the Company will pay all fees and expenses of Corporate Investor Communications, Inc. (the
"Information Agent") and American Stock Transfer and Trust Company (the "Depositary") in connection with the Offer. See Section 16.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES. THE COMPANY HAS BEEN ADVISED THAT ITS DIRECTORS, EXECUTIVE OFFICERS AND ITS CONTROLLING SHAREHOLDER DO NOT INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER.

The Company is offering to purchase its Class A Stock because it believes that the current share price is below its intrinsic value and, accordingly, such purchase constitutes a good investment. The Company also intends for the Offer to complement its recent efforts to acquire additional shares of Class A Stock in the open market. The Company has encountered difficulty in acquiring shares of its common stock in open-market purchases, and the Offer is intended to assist these efforts. The Company anticipates that substantially all of the funds necessary to consummate the Offer will be provided principally through secured borrowings under its New Credit Agreement (as defined in Section 10), with the remaining amount to come from cash held by the Company. The New Credit Agreement provides for loans, advances and letters of credit sufficient for the Company's ongoing operations and for the accommodation of the Offer. The New Credit Agreement will replace the Company's current credit facility.

As of the close of business on February 19, 1999, there were issued and outstanding 1,352,335 shares of Class A Stock, having one vote per share, 170,375 Shares issuable upon exercise of outstanding stock options ("Options") under the Company's stock option plan and 1,200,000 shares of Class B Common Stock ("Class B Stock"), having two votes per share. Each share of Class B stock is owned by the Lynch Corporation ("Lynch") and is convertible into one share of Class A Stock upon the transfer thereof by Lynch or at Lynch's option. The Class B stock has no established trading market, although it can be converted into Class A Stock which is traded on the AMEX. The 100,000 Shares that the Company is offering to purchase represent approximately 7.4% of all outstanding shares, or approximately 3.7% on a fully diluted basis (assuming conversion of all Class B Stock and the exercise of all outstanding stock Options.)

The Company paid a regular quarterly dividend of $.02 per share of Class A Stock on January 22, 1999, to shareholders of record at the close of business on January 7, 1999.

Shareholders who are participants in the Company's Employee Stock Purchase Plan or the Company's Stock Purchase Plan for Independent Contractors (collectively, the "Stock Purchase Plans") may instruct American Stock Transfer and Trust Company (the "Stock Purchase Plan Agent"), to tender all or part of the Shares attributable to the participant's account in the Stock Purchase Plans by following the instructions set forth in "Procedure for Tendering Shares -- Stock Purchase Plans" in Section 3.

The Shares are listed and traded on the American Stock Exchange (the "AMEX") under the symbol "MG." On February 19, 1999, the last full trading day on the AMEX prior to the announcement of the Offer, the closing per Share sales price as reported on the AMEX was $6.63. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS ON THE MARKET PRICE OF THE SHARES.

                                    THE OFFER

1.  NUMBER OF SHARES; PRORATION.

Upon the terms and subject to the conditions of the Offer, the Company will accept for payment (and thereby purchase) 100,000 Shares or such lesser number of Shares as are validly tendered before the Expiration Date (and not withdrawn in accordance with Section 4) at a net cash price (determined in the manner set forth below) not greater than $10.00 nor less than $8.50 per Share. The term "Expiration Date" means 12:00 Midnight, New York City time, on Friday, March 19, 1999, unless and until the Company in its sole discretion shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall refer to the latest time and date at which the Offer, as so extended by the Company, shall expire. See Section 15 for a description of the Company's right to extend the time during which the Offer is open and to delay, terminate or amend the Offer. Subject to Section 2, if the Offer is oversubscribed, Shares tendered at or below the Purchase Price before the Expiration Date will be eligible for proration. The proration period also expires on the Expiration Date.

The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will select the lowest Purchase Price that will allow it to buy 100,000 Shares validly tendered and not withdrawn pursuant to the Offer (or such lesser number as are validly tendered at prices not greater than $10.00 nor less than $8.50 per Share). The Company reserves the right, in its sole discretion, to purchase more than 100,000 Shares pursuant to the Offer, but does not currently plan to do so. The Offer is not conditioned on any minimum number of Shares being tendered. In accordance with applicable regulations of the Securities and Exchange Commission (the "Commission"), the Company may purchase pursuant to the Offer an additional amount of Shares not to exceed 2% of the outstanding Shares without amending or extending the Offer. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in Section 15, the Offer will be extended until the expiration of such period of ten business days. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.

THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS SEE SECTION 6.

In accordance with Instruction 5 of the Letter of Transmittal, each shareholder desiring to tender Shares must (i) specify the price (not greater than $10.00 nor less than $8.50 per Share) at which such shareholder is willing to have the Company purchase Shares or (ii) elect to have such shareholder's Shares purchased at a price determined by the Dutch Auction tender process, which could result in such Shares being purchased at the minimum price of $8.50 per Share. As promptly as practicable following the Expiration Date, the Company will, in its sole discretion, determine the Purchase Price (not greater than $10.00 nor less than $8.50 per Share) that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders. The Company will pay the Purchase Price for all Shares validly tendered prior to the Expiration Date at prices at or below the Purchase Price and not withdrawn, upon the terms and subject to the conditions of the Offer. All Shares not purchased pursuant to the Offer, including Shares tendered at prices greater than the Purchase Price and Shares not purchased because of proration, will be returned to the tendering shareholders at the Company's expense as promptly as practicable following the Expiration Date.

If the number of Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date is less than or equal to 100,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer), the Company will, upon the terms and subject to the conditions of the Offer, purchase at the Purchase Price all Shares so tendered.

Priority. Upon the terms and subject to the conditions of the Offer, in the event that prior to the Expiration Date more than 100,000 Shares (or such greater number of Shares as the Company may elect to purchase pursuant to the Offer) are validly tendered at or below the Purchase Price and not withdrawn, the Company will purchase such validly tendered Shares in the following order of priority:

         (i) all Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date by any Odd Lot Owner (as defined in Section 2) who:

                   (a) tenders all Shares (excluding Shares attributable to individual accounts under the Company's 401(k) Savings Plan (the "Savings Plan"), but including Shares attributable to individual accounts under the Company's Stock Purchase Plans) beneficially owned by such Odd Lot Owner at below the Purchase Price (partial tenders will not qualify for this preference); and

                   (b) completes the box captioned "Odd Lots" on the Letter of Transmittal (or, in the case of participants in the Stock Purchase Plans holding an aggregate of fewer than 100 Shares, the Stock Purchase Plan Direction Form sent to such participants (see Section
                           3)) and, if applicable, on the Notice of Guaranteed Delivery; and

          (ii) after purchase of all of the foregoing Shares, all other Shares validly tendered at or below the Purchase Price and not withdrawn prior to the Expiration Date on a pro rata basis.

Proration. In the event that proration of tendered Shares is required, the Company will determine the final proration factor as promptly as practicable after the Expiration Date. Proration for each shareholder tendering Shares (other than Odd Lot Owners) shall be based on the ratio of the number of Shares tendered by such shareholder at or below the Purchase Price to the total number of Shares tendered by all shareholders (other than Odd Lot Owners) at or below the Purchase Price. This ratio will be applied to shareholders tendering Shares (other than Odd Lot Owners) to determine the number of Shares that will be purchased from each such shareholder pursuant to the Offer. Although the Company does not expect to be able to announce the final results of such proration until approximately seven business days after the Expiration Date, it will announce preliminary results of proration by press release as promptly as practicable after the Expiration Date. Shareholders can obtain such preliminary information from the Information Agent and may be able to obtain such information from their brokers.

As described in Section 14, the number of Shares that the Company will purchase from a shareholder may affect the United States federal income tax consequences to the shareholder of such purchase and therefore may be relevant to a shareholder's decision whether to tender Shares. The Letter of Transmittal affords each tendering shareholder the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares as of February 19, 1999 and will be furnished to brokers, banks and similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

2.  TENDERS BY OWNERS OF FEWER THAN 100 SHARES.

The Company, upon the terms and subject to the conditions of the Offer, will accept for purchase, without proration, all Shares validly tendered at or below the Purchase Price and not withdrawn on or prior to the Expiration Date by or on behalf of shareholders who beneficially owned as of the close of business on February 19, 1999, and continue to beneficially own as of the Expiration Date, an aggregate of fewer than 100 Shares, excluding Shares attributable to individual accounts under the Savings Plan, but including Shares attributable to individual accounts under the Stock Purchase Plans ("Odd Lot Owners"). See
Section 1. To avoid proration, however, an Odd Lot Owner must validly tender at or below the Purchase Price all such Shares that such Odd Lot Owner beneficially owns. This preference is not available to partial tenders or to owners of 100 or more Shares in the aggregate (excluding Shares attributable to individual accounts under the Savings Plan, but including Shares attributable to individual accounts under the Stock Purchase Plans), even if such owners have separate stock certificates for fewer than 100 such Shares. Any Odd Lot Owner wishing to tender all such Shares beneficially owned by such shareholder pursuant to this Offer must complete the box captioned "Odd Lots" in the Letter of Transmittal (or, with respect to participants in the Stock Purchase Plans who are Odd Lot Owners, the Stock Purchase Plan Direction Form sent to such participants) and, if applicable, on the Notice of Guaranteed Delivery and must properly indicate in the section entitled "Price (In Dollars) Per Share At Which Shares Are Being Tendered" in the Letter of Transmittal (or the Stock Purchase Plan Direction Form, if applicable) the price at which such Shares are being tendered, or may elect to have all of such shareholder's Shares (excluding Shares attributable to individual accounts under the Savings Plan, but including Shares attributable to individual accounts under the Stock Purchase Plans) purchased at the Purchase Price determined by the Dutch Auction tender process. See Section 3.
Shareholders owning an aggregate of less than 100 Shares whose Shares are purchased pursuant to the Offer will avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on a sale of their Shares in transactions on a stock exchange, including the AMEX.

As of February 19, 1999, there were approximately 155 holders of record of Shares and, the Company estimates there were approximately 783 beneficial owners of shares. Approximately 12 holders of record held individually fewer than 100 Shares and held in the aggregate approximately 274 Shares. Because of the large number of Shares held in the names of brokers and nominees, the Company is unable to estimate the number of beneficial owners of fewer than 100 Shares or the aggregate number of Shares they own.

The Company also reserves the right, but will not be obligated, to purchase all Shares duly tendered by any shareholder who tendered any Shares beneficially owned at or below the Purchase Price and who, as a result of proration, would then beneficially own an aggregate of fewer than 100 Shares. If the Company exercises this right, it will increase the number of Shares that it is offering to purchase in the Offer by the number of Shares purchased through the exercise of such right.

3.  PROCEDURE FOR TENDERING SHARES.

Proper  Tender of  Shares.  For Shares to be validly  tendered  pursuant  to the
Offer:

         (i) the certificates for such Shares (or confirmation of receipt of such Shares pursuant to the procedures for book-entry transfer set forth below), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, in each case together with any other documents required by the Letter of Transmittal, must be received prior to 12:00 Midnight, New York City time, on the Expiration Date by the Depositary at its address set forth on the back cover of this Offer to Purchase; or

         (ii) the tendering shareholder must comply with the guaranteed delivery procedure set forth below.

AS SPECIFIED IN INSTRUCTION 5 OF THE LETTER OF TRANSMITTAL, EACH SHAREHOLDER DESIRING TO TENDER SHARES PURSUANT TO THE OFFER MUST EITHER (A) CHECK THE BOX IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR (B) CHECK ONE OF THE BOXES IN THE SECTION OF THE LETTER OF TRANSMITTAL CAPTIONED "SHARES TENDERED AT A PRICE DETERMINED BY SHAREHOLDER."

A SHAREHOLDER WHO WISHES TO MAXIMIZE THE CHANCE THAT SUCH SHAREHOLDER'S SHARES WILL BE PURCHASED AT THE RELEVANT PURCHASE PRICE SHOULD CHECK THE BOX ON THE LETTER OF TRANSMITTAL MARKED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION." NOTE THAT THIS ELECTION COULD RESULT IN SUCH SHAREHOLDER'S SHARES BEING PURCHASED AT THE MINIMUM PRICE OF $8.50 PER SHARE. A SHAREHOLDER WHO WISHES TO INDICATE A SPECIFIC PRICE (IN MULTIPLES OF $.125) AT WHICH SUCH SHAREHOLDER'S SHARES ARE BEING TENDERED MUST CHECK A BOX UNDER THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER" OF THE LETTER OF TRANSMITTAL IN THE TABLE LABELED "PRICE (IN DOLLARS) PER SHARE AT WHICH SHARES ARE BEING TENDERED." A SHAREHOLDER WHO WISHES TO TENDER SHARES AT MORE THAN ONE PRICE MUST COMPLETE SEPARATE LETTERS OF TRANSMITTAL FOR EACH PRICE AT WHICH SUCH SHARES ARE BEING TENDERED. THE SAME SHARES CANNOT BE TENDERED AT MORE THAN ONE PRICE.

A TENDER OF SHARES WILL BE PROPER IF, AND ONLY IF, ON THE LETTER OF TRANSMITTAL EITHER THE BOX IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY DUTCH AUCTION" OR ONE OF THE BOXES IN THE SECTION CAPTIONED "SHARES TENDERED AT PRICE DETERMINED BY SHAREHOLDER" IS CHECKED.

Odd Lot Owners who tender all Shares must complete the section entitled "Odd Lots" on the Letter of Transmittal (or, in the case of participants in the Stock Purchase Plans who are Odd Lot Owners, the Stock Purchase Plan Direction Form sent to such participants (see Stock Purchase Plans, below)) and, if applicable, on the Notice of Guaranteed Delivery, in order to qualify for the preferential treatment available to Odd Lot Owners as set forth in Section 2.

Signature Guarantees and Method of Delivery. No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section, includes any participant in The Depository Trust Company (the "Book-Entry Transfer Facility") whose name appears on a security position listing as the holder of the Shares) tendered therewith and payment and delivery are to be made directly to such registered holder, or (ii) Shares are tendered for the account of a firm or other entity that is a member in good standing of the Security Transfer Agent's Medallion Program, or the Stock Exchange Medallion Program (an "Eligible Institution"). In this regard see Section 5 for information with respect to applicable stock transfer taxes. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a certificate representing Shares is registered in the name of a person other then the signer of a Letter of Transmittal, or if payment is to be made, or Shares not purchased or tendered are to be returned, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case signed exactly as the name of the registered holder appears on the certificate, with the signature on the certificate or stock power guaranteed by an Eligible Institution. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility as described below), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or an Agent's Message in connection with a book-entry transfer, together with any other documents required by the Letter of Transmittal.

THE METHOD OF DELIVERY OF ALL DOCUMENTS, INCLUDING SHARE CERTIFICATES, THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED.

Book-Entry Delivery. The Depositary will establish an account with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of the Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedure for such transfer. Even though delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), with any required signature guarantees, or an Agent's Message, in each case together with any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the guaranteed delivery procedure set forth below must be followed. The confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility as described above is referred to herein as a "Book-Entry Confirmation." DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Company may enforce such agreement against the participant.

Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's Share certificates cannot be delivered to the Depositary prior to the Expiration Date (or the procedures for book-entry transfer cannot be completed on a timely basis) or time will not permit all required documents to reach the Depositary before the Expiration Date, such Shares may nevertheless be tendered provided that all of the following conditions are satisfied:

         (i)      such tender is made by or through an Eligible Institution;

         (ii) the Depositary receives (by hand, mail, overnight courier, telegram or facsimile transmission), on or prior to the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form the Company has provided with this Offer to Purchase (indicating the price at which the Shares are being tendered), including (where required) a signature guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery; and

         (iii) the certificates for all tendered Shares in proper form for transfer (or confirmation of book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility), together with a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof) and any required signature guarantees (or, in the case of book-entry transfer, an Agent's Message) and any other documents required by the Letter of Transmittal, are received by the Depositary no later than 5:00 p.m., New York City time, on the third AMEX trading day after the date the Depositary receives such Notice of Guaranteed Delivery.

Return of Unpurchased Shares. If any tendered Shares are not purchased, or if less than all Shares evidenced by a shareholder's certificates are tendered, certificates for unpurchased Shares will be returned as promptly as practicable after the expiration or termination of the Offer or, in the case of Shares tendered by book-entry transfer at the Book-Entry Transfer Facility, such Shares will be credited to the appropriate account maintained by the tendering shareholder at the Book-Entry Transfer Facility, in each case without expense to such shareholder.

Backup Federal Income Tax Withholding. Under the United States federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 31% of the gross proceeds payable to a shareholder or other payee pursuant to the Offer must be withheld and remitted to the United States Treasury, unless the shareholder or other payee provides such person's taxpayer identification number (employer identification number or social security number) to the Depositary and certifies under penalties of perjury that such number is correct. Therefore, each tendering shareholder should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding, unless such shareholder otherwise establishes to the satisfaction of the Depositary that the shareholder is not subject to backup withholding. Certain shareholders (including, among others, all corporations and certain foreign shareholders (in addition to foreign corporations)) are not subject to these backup withholding and reporting requirements. In order for a foreign shareholder to qualify as an exempt recipient, that shareholder must submit an IRS Form W-8 or a Substitute Form W-9, signed under penalties of perjury, attesting to that shareholder's exempt status. Such statements can be obtained from the Depositary. See Instructions 10 and 11 of the Letter of Transmittal. Backup withholding is not an additional tax; any amounts so withheld may be credited against the U.S.
federal  income  tax  liability  of  the   beneficial   holder  subject  to  the
withholding.

TO PREVENT BACKUP FEDERAL INCOME TAX WITHHOLDING EQUAL TO 31% OF THE GROSS PAYMENTS MADE TO SHAREHOLDERS FOR SHARES PURCHASED PURSUANT TO THE OFFER, EACH SHAREHOLDER WHO DOES NOT OTHERWISE ESTABLISH AN EXEMPTION FROM SUCH WITHHOLDING MUST PROVIDE THE DEPOSITARY WITH THE SHAREHOLDER'S CORRECT TAXPAYER IDENTIFICATION NUMBER AND PROVIDE CERTAIN OTHER INFORMATION BY COMPLETING THE SUBSTITUTE FORM W-9 INCLUDED AS PART OF THE LETTER OF TRANSMITTAL.

For a discussion of certain United States federal income tax consequences to tendering shareholders, see Section 14.

Withholding for Foreign Shareholders. Even if a foreign shareholder has provided the required certification to avoid backup withholding, the Depositary will withhold United States federal income taxes equal to 30% of the gross payments payable to a foreign shareholder or his or her agent unless the Depositary determines that a reduced rate of withholding is available pursuant to a tax treaty or that an exemption from withholding is applicable because such gross proceeds are effectively connected with the conduct of a trade or business within the United States. For this purpose, a foreign shareholder is any shareholder that is not (i) a citizen or resident of the United States, (ii) a corporation, partnership, or other entity created or organized in or under the laws of the United States, any State or any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of the source of such income, or (iv) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. In order to obtain a reduced rate of withholding pursuant to a tax treaty, a foreign shareholder must deliver to the Depositary before the payment a properly completed and executed IRS Form 1001 (or, if available, Form W8BEN). In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a foreign shareholder must deliver to the Depositary a properly completed and executed IRS Form 4224 (or, if available, Form W8-EC1) . The Depositary will determine a shareholder's status as a foreign shareholder and eligibility for a reduced rate of, or exemption from, withholding by reference to any outstanding certificates or statements concerning eligibility for a reduced rate of, or exemption from, withholding unless facts and circumstances indicate that such reliance is not warranted. A foreign shareholder may be eligible to obtain a refund of all or a portion of any tax withheld if such shareholder meets the "complete redemption," "substantially disproportionate" or "not essentially equivalent to a dividend" test described in Section 14 or is otherwise able to establish that no tax or a reduced amount of tax is due. Backup withholding generally will not apply to amounts subject to the 30% or a treaty-reduced rate of withholding. Foreign shareholders are urged to consult their own tax advisors regarding the application of United States federal income tax withholding, including eligibility for a withholding tax reduction or exemption, and the refund procedure. See Instructions 10 and 11 of the Letter of Transmittal.

Stock Purchase Plans. As of February 19, 1999, the Company's Employee Stock Purchase Plan held approximately 1,290 Shares and the Company's Stock Purchase Plan for Independent Contractors held approximately 843 shares. Shares attributable to participants' accounts under the respective Stock Purchase Plans will be tendered by the Stock Purchase Plan Agent according to instructions provided to it from participants in the respective Stock Purchase Plans. Shares for which the Stock Purchase Plan Agent has not received timely instructions from participants will not be tendered. The Stock Purchase Plan Agent will make available to the participants whose Shares are attributable to individual accounts under the respective Stock Purchase Plans all documents furnished to shareholders generally in connection with the Offer. Each participant will also receive a Direction Form upon which the participant may instruct the Stock Purchase Plan Agent regarding the Offer. Each participant may direct that all, some or none of the Shares attributable to the participant's account under the respective Stock Purchase Plans be tendered and the price at which such participant's Shares are to be tendered or at the Purchase Price determined by the Dutch Auction tender process. All of the Shares of any participant who owns beneficially an aggregate of fewer than 100 Shares (excluding Shares attributable to individual accounts under the Savings Plan, but including Shares attributable to individual accounts under the Stock Purchase Plans) and tenders all of such Shares in accordance with Section 2 hereof will be purchased by the Company without proration. See Section 2. The Company will also provide additional information in a separate letter with respect to the application of the Offer to participants in the Stock Purchase Plans. Participants may only tender Shares attributable to their individual accounts under the Stock Purchase Plans that they have beneficially owned for more than two years. PARTICIPANTS IN THE STOCK PURCHASE PLANS MAY NOT USE THE LETTER OF TRANSMITTAL TO DIRECT THE TENDER OF THE SHARES ATTRIBUTABLE TO THEIR INDIVIDUAL ACCOUNTS, BUT MUST USE THE STOCK PURCHASE PLAN DIRECTION FORMS SENT TO THEM. PARTICIPANTS IN THE STOCK PURCHASE PLANS ARE URGED TO READ THE STOCK PURCHASE PLAN DIRECTION FORMS AND RELATED MATERIALS CAREFULLY.

Tendering Shareholder's Representation and Warranty; Company's Acceptance Constitutes an Agreement. It is a violation of Rule 14e-4 promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), for a person acting alone or in concert with others, directly or indirectly, to tender Shares for such person's own account unless at the time of tender and at the Expiration Date such person has a "net long position" equal to or greater than the amount tendered in (i) the Shares and will deliver or cause to be delivered such Shares for the purpose of tender to the Company within the period specified in the Offer, or (ii) other securities immediately convertible into, exercisable for or exchangeable into Shares ("Equivalent Securities") and, upon the acceptance of such tender, will acquire such Shares by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Shares so acquired for the purpose of tender to the Company within the period specified in the Offer. Rule 14e-4 also provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Shares made pursuant to any method of delivery set forth herein will constitute the tendering shareholder's representation and warranty to the Company that (i) such shareholder has a "net long position" in Shares or Equivalent Securities being tendered within the meaning of Rule 14e-4, and (ii) such tender of Shares complies with Rule 14e-4. The Company's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Company upon the terms and subject to the conditions of the Offer.

Determinations of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the number of Shares to be accepted, the price to be paid therefor and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders it determines not to be in proper form or the acceptance of or payment for which may, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any of the conditions of the Offer and any defect or irregularity in the tender of any particular Shares or any particular shareholder. No tender of Shares will be deemed to be properly made until all defects or irregularities have been cured or waived. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give notice of any defects or irregularities in tenders, and none of them will incur any liability for failure to give any such notice.

CERTIFICATES FOR SHARES, TOGETHER WITH A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ANY OTHER DOCUMENTS REQUIRED BY THE LETTER OF TRANSMITTAL, MUST BE DELIVERED TO THE DEPOSITARY AND NOT TO THE COMPANY. ANY SUCH DOCUMENTS DELIVERED TO THE COMPANY WILL NOT BE FORWARDED TO THE DEPOSITARY AND THEREFORE WILL NOT BE DEEMED TO BE VALIDLY TENDERED.

4.  WITHDRAWAL RIGHTS.

Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date and, unless accepted for payment by the Company as provided in this Offer to Purchase, may also be withdrawn after 12:00 Midnight, New York City time, on April 16, 1999.

For a withdrawal to be effective, the Depositary must receive (at its address set forth on the back cover of this Offer to Purchase) a notice of withdrawal in written, telegraphic or facsimile transmission form on a timely basis. Such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares tendered, the number of Shares to be withdrawn and the name of the registered holder, if different from that of the person who tendered such Shares. If the certificates have been delivered or otherwise identified to the Depositary, then, prior to the release of such certificates, the tendering shareholder must also submit the serial numbers shown on the particular certificates evidencing the Shares and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution (except in the case of Shares tendered by an Eligible Institution). If Shares have been tendered pursuant to the procedure for book-entry transfer set forth in Section 3, the notice of withdrawal must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with the procedures of such facility. All questions as to the form and validity, including time of receipt, of notices of withdrawal will be determined by the Company, in its sole discretion, which determination shall be final and binding on all parties. None of the Company, the Depositary, the Information Agent or any other person is or will be obligated to give any notice of any defects or irregularities in any notice of withdrawal, and none of them will incur any liability for failure to give any such notice. Withdrawals may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following any of the procedures described in Section 3.

If the Company extends the Offer, is delayed in its purchase of Shares or is unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Section 4.

Participants in the Savings Plan or the Stock Purchase Plan should disregard the foregoing procedures with respect to Shares attributable to their individual accounts under the Savings Plan, the Stock Purchase Plan and should follow the procedures for withdrawal included in the applicable letter furnished to such participants.

5.  PURCHASE OF SHARES AND PAYMENT OF PURCHASE PRICE.

The Company will, upon the terms and subject to the conditions of the Offer, determine a single per Share Purchase Price that it will pay for Shares validly tendered and not withdrawn pursuant to the Offer, taking into account the number of Shares so tendered and the prices specified by tendering shareholders, and will accept for payment and pay for (and thereby purchase) Shares validly tendered at or below the Purchase Price and not withdrawn as soon as practicable after the Expiration Date. For purposes of the Offer, the Company will be deemed to have accepted for payment (and therefore purchased), subject to proration, Shares that are validly tendered at or below the Purchase Price and not withdrawn when, as and if it gives oral or written notice to the Depositary of its acceptance of such Shares for payment pursuant to the Offer.

Upon the terms and subject to the conditions of the Offer, the Company will purchase and pay a single per Share Purchase Price for all of the Shares accepted for payment pursuant to the Offer as soon as practicable after the Expiration Date. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made promptly (subject to possible delay in the event of proration) but only after timely receipt by the Depositary of certificates for Shares (or of a timely Book-Entry Confirmation of such Shares into the Depositary's account at the Book-Entry Transfer Facility), a properly completed and duly executed Letter of Transmittal (or manually signed facsimile thereof), or, in the case of a book-entry transfer, an Agent's Message, in each case together with any other required documents.

Payment for Shares purchased pursuant to the Offer will be made by depositing the aggregate Purchase Price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Company and transmitting payment to the tendering shareholders. In the event of proration, the Company will determine the proration factor and pay for those tendered Shares accepted for payment as soon as practicable after the Expiration Date. However, the Company does not expect to be able to announce the final results of any such proration until approximately seven business days after the Expiration Date. Under no circumstances will the Company pay interest on the Purchase Price including, without limitation, by reason of any delay in making payment. Certificates for all Shares not purchased, including all Shares tendered at prices greater than the Purchase Price and Shares not purchased due to proration, will be returned (or, in the case of Shares tendered by book-entry transfer, such Shares will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who so delivered such Shares) as promptly as practicable following the Expiration Date or termination of the Offer without expense to the tendering shareholder. In addition, if certain events occur, the Company may not be obligated to purchase Shares pursuant to the Offer. See Section 6.

The Company will pay all stock transfer taxes, if any, payable on the transfer to it of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered certificates are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all stock transfer taxes, if any (whether imposed on the registered holder or such other person), payable on account of the transfer to such person will be deducted from the Purchase Price unless evidence satisfactory to the Company of the payment of such taxes or exemption therefrom is submitted. See Instruction 7 of the Letter of Transmittal.

Any tendering shareholder or other payee who fails to complete fully, sign and return to the Depositary the Substitute Form W-9 included as part of the Letter of Transmittal may be subject to required backup U.S. federal income tax withholding of 31% of the gross proceeds paid to such shareholder or other payee pursuant to the Offer. See Section 3. Also see Section 3 regarding U.S.
federal income tax consequences for foreign shareholders.

6.  CERTAIN CONDITIONS OF THE OFFER.

Notwithstanding any other provision of the Offer, the Company shall not be required to accept for payment, purchase or pay for any Shares tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Shares tendered, subject to Rule 13e-4(f) promulgated under the Exchange Act, if at any time on or after February 22, 1999 and prior to the time of payment for any such Shares (whether any Shares have theretofore been accepted for payment, purchased or paid for pursuant to the Offer) any of the following events shall have occurred (or shall have been determined by the Company to have occurred) that, in the Company's judgment in any such case and regardless of the circumstances giving rise thereto (including any action or omission to act by the Company), makes it inadvisable to proceed with the Offer or with such acceptance for payment or payment:

         (a) there shall have been threatened, instituted or be pending before any court, agency, authority or other tribunal any action, suit or proceeding by any government or governmental, regulatory or administrative agency or authority or by any other person, domestic, foreign or supranational, or any judgment, order or injunction entered, enforced or deemed applicable by any such court, authority, agency or tribunal, which (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of Shares pursuant to the Offer or is otherwise related in any manner to, or otherwise affects, the Offer or (ii) could, in the sole judgment of the Company, materially affect the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of the Company and its subsidiaries, taken as a whole, or materially impair the Offer's contemplated benefits to the Company; or

         (b) there shall have been any action threatened or taken, or any approval withheld, or any statute, rule or regulation invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or the Company or any of its subsidiaries, by any government or governmental, regulatory or administrative authority or agency or tribunal, domestic, foreign or supranational, which, in the sole judgment of the Company, would or might directly or indirectly result in any of the consequences referred to in clause (i) or (ii) of paragraph (a) above; or

         (c) there shall have occurred (i) the declaration of any banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory); (ii) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market; (iii) the commencement of a war, armed hostilities or any other national or international crisis directly or indirectly involving the United States;
                  (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event which, in the sole judgment of the Company might materially affect, the extension of credit by banks or other lending institutions in the United States; (v) any significant decrease in the market price of the Shares or in the market prices of equity securities generally in the United States or any change in the general political, market, economic or financial conditions in the United States or abroad that could have in the sole judgment of the Company a material adverse effect on the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, or on the trading in the Shares or on the proposed financing of the Offer; (vi) in the case of any of the foregoing existing at the time of the announcement of the Offer, a material acceleration or worsening thereof; or (vii) any decline in either the Dow Jones Industrial Average or the S&P 500 Composite Index by an amount in excess of 10% measured from the close of business on February 19, 1999; or

         (d) any change shall occur or be threatened in the business, condition (financial or otherwise), income, operations or prospects of the Company and its subsidiaries, taken as a whole, which in the sole judgment of the Company is or may be material to the Company and its subsidiaries taken as a whole; or

         (e) a tender or exchange offer with respect to some or all of the Shares (other than the Offer), or a merger or acquisition proposal for the Company, shall have been proposed, announced or made by another person or shall have been publicly disclosed, or the Company shall have learned that (i) any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as disclosed in a Schedule 13D or 13G on file with the Commission on February 19, 1999) or (ii) any such person or group that on or prior to February 19, 1999 had filed such a Schedule with the Commission thereafter shall have acquired or shall propose to acquire whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise, beneficial ownership of additional Shares representing 2% or more of the outstanding Shares; or

         (f) any person or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire the Company or any of its Shares.

The foregoing conditions are for the Company's sole benefit and may be asserted by the Company regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) or may be waived by the Company in whole or in part. The Company's failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if the Company waives any of the foregoing conditions, it may be required to extend the Expiration Date of the Offer. Any determination by the Company concerning the events described above and any related judgment or decision by the Company regarding the inadvisability of proceeding with the purchase of or payment for any Shares tendered will be final and binding on all parties.

7.  PRICE RANGE OF SHARES; DIVIDENDS.

The Shares are listed and traded on the AMEX under the symbol "MG." The Company does not pay dividends on the Shares. The high and low closing sales prices per Share on the AMEX as compiled from published financial sources for the periods indicated are listed below:

                                                                  CASH DIVIDENDS
                                                 HIGH        LOW    PER SHARE

1996
  First Quarter...............................    9.38       7.56      $.02
  Second Quarter..............................    9.75       8.00      $.02
  Third Quarter...............................    9.19       7.25      $.02
  Fourth Quarter..............................    7.75       7.13      $.02
1997
  First Quarter...............................    8.38       7.00      $.02
  Second Quarter..............................   10.25       8.25      $.02
  Third Quarter...............................   10.25       8.38      $.02
  Fourth Quarter..............................   10.38       8.88      $.02
1998
  First Quarter...............................   10.25       8.75      $.02
  Second Quarter..............................   11.63       9.50      $.02
  Third Quarter...............................   10.19       6.50      $.02
  Fourth Quarter..............................    7.75       6.88      $.02
1999
  First Quarter (through February 19, 1999)...    7.44       6.63      $.02

The closing per Share sales price as reported on the AMEX on February 19, 1999, the last full trading day before the announcement of the Offer, was $6.63. THE COMPANY URGES SHAREHOLDERS TO OBTAIN CURRENT QUOTATIONS OF THE MARKET PRICE OF THE SHARES.

8.  BACKGROUND AND PURPOSE OF THE OFFER; CERTAIN EFFECTS OF THE OFFER.

The Company is offering to purchase its Class A Stock because management believes that the current share price is below its intrinsic value and, accordingly, constitutes a good investment. The Company also intends for the Offer to complement its recent efforts to acquire additional shares of Class A Stock in the open market. The Company has encountered difficulty in acquiring shares of its common stock in open-market purchases, and the Offer is intended to assist these efforts.

 The Company anticipates that substantially all of the funds necessary to consummate the Offer will be provided through secured borrowings under its New Credit Agreement, with the remaining amount to come from cash held by the Company. The Company has reserved the right to extend the length of the Offer and increase the number of Shares it is willing to repurchase.

The Board of Directors believes that, given the Company's businesses, assets and prospects, the purchase of the Shares pursuant to the Offer is an attractive investment that will benefit the Company and its remaining shareholders. The Board of Directors also believes that the Offer complements the Company's ongoing efforts to purchase shares of its Class A Stock in the open market. The Company has encountered difficulty in acquiring shares of its common stock in open-market purchases, and the Offer is intended to assist these efforts. The Company believes that the purchase of Shares is consistent with its long-term goals of maximizing shareholder return and is consistent with its recent purchases of outstanding Shares, which are intended to assist in this objective. After the Offer is completed, the Company believes it will have sufficient cash flow and access to other sources of capital in order to fund its working capital needs and provide for its current capital expenditure requirements as well as to fund its growth initiatives, including building its businesses and making strategic acquisitions. The Offer provides shareholders who are considering a sale of all or a portion of their Shares the opportunity to determine the price or prices (not greater than $10.00 nor less than $8.50 per Share) at which they are willing to sell their Shares and, if any of such Shares are purchased pursuant to the Offer, to sell those Shares for cash to the Company without the usual costs associated with a market sale. The Offer gives shareholders an opportunity to sell their Shares at a price greater than the prevailing market prices of the Shares immediately prior to the announcement of the Offer. The Offer would also allow Odd Lot Owners whose Shares are purchased pursuant to the Offer to avoid both the payment of brokerage commissions and any applicable odd lot discounts payable on sales of odd lots on a securities exchange. To the extent the purchase of Shares in the Offer results in a reduction in the number of shareholders of record, the costs to the Company for services to shareholders should be reduced. Shareholders who determine not to accept the Offer (including Lynch and the Company's directors and executive officers) will increase their proportionate interest in the Company's equity, and therefore in the Company's future earnings and assets, subject to the Company's right to issue additional Shares and other equity securities in the future. While Lynch has the power to control the Company at the present time through its existing stock ownership and voting rights, this proportionate increase in ownership would permit Lynch, if it so desired, to sell shares of the Company's Common Stock without adversely affecting its current control position.

In connection with the Offer, the Company has suspended its open-market repurchase program under which the Company's Board of Directors has authorized the purchase of up to 250,000 shares of Class A Stock at various dates and market prices. As of February 19, 1999, the Company had repurchased 183,218 shares of Class A Stock pursuant to this repurchase program. The Company may well, in the future, authorize the repurchase of additional Shares on the open market, in privately negotiated transactions, through tender offers or otherwise. In addition, Lynch may elect to purchase additional Shares in the future on the open-market, in privately negotiated transactions, through tender offers or otherwise. Any such purchases may be on the same terms or on terms that are more or less favorable to shareholders than the terms of the Offer. However, under the Exchange Act rules, the Company and its affiliates (including Lynch) are prohibited from purchasing any Shares other than pursuant to the Offer, until at least ten business days after the Expiration Date. Any possible future purchases by the Company or Lynch will depend on many factors, including the market price of the Shares, the results of the Offer, the Company's business and financial position and general economic and market conditions.

THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MAKING OF THE OFFER. HOWEVER, SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER SHARES AND, IF SO, HOW MANY SHARES TO TENDER AND THE PRICE OR PRICES AT WHICH SHARES SHOULD BE TENDERED. NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING SHARES AND NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS HAS AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. THE COMPANY HAS BEEN ADVISED THAT ITS DIRECTORS, EXECUTIVE OFFICERS AND CONTROLLING SHAREHOLDER DO NOT INTEND TO TENDER ANY SHARES PURSUANT TO THE OFFER.

Shares that the Company acquires pursuant to the Offer will become Treasury Shares which will be available for re-issuance by the Company without further shareholder action (except as may be required by applicable law or the rules of the securities exchanges on which the Shares are listed) for purposes including, but not limited to, the acquisition of other businesses, raising of additional capital for use in the Company's businesses, and satisfaction of obligations under existing or future employee benefit plans. The Company has no current plan for issuance of Shares repurchased pursuant to the Offer, except that certain repurchased shares may be used to satisfy stock options outstanding under the Company's Stock Option Plan.

Except as disclosed in this Offer to Purchase, the Company currently has no plans or proposals that relate to or would result in (a) the acquisition by any person of additional securities of the Company or the disposition of securities of the Company, except that certain shares repurchased may be used to satisfy stock options outstanding under the Company's Stock Option Plan; (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any or all of its affiliates (the Company may, however, determine in the future to effect such a transaction for any reason which the Company deems appropriate); (c) a sale or transfer of a material amount of assets of the Company or any of its subsidiaries (the Company may, however, determine in the future to effect such a transaction for any reason which the Company deems appropriate); (d) any change in the present Board of Directors or management of the Company, except that the Company is considering possible arrangements to strengthen its executive management, and the Company and Lynch, as the controlling shareholder, may determine to make changes to the Company's Board of Directors or management in the future; (e) any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company (the Company may, however, determine in the future to effect such a transaction for any reason which the Company deems appropriate); (f) any other material change in the Company's corporate structure or business (the Company may, however, determine in the future to effect such a transaction for any reason which the Company deems appropriate); (g) any change in the Company's Certificate of Incorporation or By-Laws or any actions which may impede the acquisition of control of the Company by any person other than Lynch; (h) a class of equity security of the Company being delisted from a national securities exchange; (i) a class of equity security of the Company becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act; or (j) the suspension of the Company's obligation to file reports pursuant to Section 15(d) of the Exchange Act. Notwithstanding the foregoing, the Company may on occasion engage in general discussions with third parties regarding mergers, acquisitions, other business combinations or divestitures. No such discussion has resulted in any present plan or proposal with respect to any matter set forth in this paragraph. In addition, the Company and Lynch may evaluate from time to time various matters relating to the Company, including Lynch's stock ownership therein. As a result of these periodic evaluations, the Company may deem it in its best interest to enter into a transaction of the type described in this paragraph, or to enter into other transactions including, without limitation, a subsequent tender offer. Lynch may also propose that the Company consider such transactions, or it may buy or sell additional securities of or from the Company, including Class A Stock. In addition, Lynch is considering a possible spin-off to its shareholders of the stock of a subsidiary which would own Lynch's non-manufacturing subsidiaries, including the Company, although there is no assurance that such a spin-off will be effected.

The Company does not believe that the Offer will result in the de-listing of the Class A Stock from the AMEX, although no assurances can be given. To be initially listed on the AMEX, a company must have at least 1,000,000 shares publicly held (exclusive of holdings of officers, directors, controlling shareholders or other family or concentrated holdings) with an aggregate market value of at least $3,000,000, and at least 400 public shareholders. The AMEX policy for suspending or de-listing securities provides, however, that dealings in a listed security may be suspended if the number of shares publicly held (exclusive of holdings of officers, directors, controlling shareholders or other family or concentrated holdings) is less than 200,000, the total number of public shareholders is less than 300 or the aggregate market value of the shares publicly held is less than $1,000,000. As of February 19, 1999, the Company had 601,729 publicly held Shares, approximately 783 shareholders, and an aggregate market value of its publicly held Shares of Class A Stock of approximately $4.0 million. The repurchase of Shares pursuant to the Offer will reduce these numbers, but should not impair the Company's continued compliance with these requirements for maintaining its AMEX listing. While it is not possible to predict how many beneficial owners will tender their Shares, the Company has no reason to anticipate that its number of public shareholders will fall below 300 or that the number of Shares publicly held will fall below 200,000. Thus, the Company believes that it will remain qualified for continued listing on the AMEX. 9. INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES.

As of February 19, 1999, the Company had 1,352,335 shares of Class A Stock outstanding and 170,375 shares of Class A Stock issuable upon the exercise of all outstanding Options. The Company also has outstanding 1,200,000 shares of Class B Stock, all of which are held by Lynch, having two votes per share. Each share of Class B Stock is convertible into one share of Class A Stock upon the transfer thereof or at Lynch's option. As of February 19, 1999, the Company's directors and executive officers (8 persons) and Lynch, as a group beneficially owned 443,438 Shares (including 73,250 Shares issuable upon the exercise of Options exercisable within 60 days of such date), which constituted 31.1% of outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers within 60 days of such date were exercised), or approximately 62.6% on a fully diluted basis (assuming Shares issuable if Options held by the Company's directors and executive officers within 60 days of such date were exercised and all Class B Shares were converted). If the Company purchases 100,000 Shares pursuant to the Offer (approximately 7.4% of the outstanding Shares as of February 19, 1999), and the Company's directors and executive officers and controlling shareholder do not tender Shares pursuant to the Offer (as is intended by the directors, executive officers and controlling shareholder), then after the purchase of Shares pursuant to the Offer, the Company's directors and executive officers and its controlling shareholder, as a group, would beneficially own approximately 33.5% of the outstanding Shares (including Shares issuable if Options held by the Company's directors and executive officers exercisable within 60 days of such date were exercised), or approximately 65.1% on a fully diluted basis (assuming Shares issuable if Options held by the Company's directors and executive officers within 60 days of such date were exercised and all Class B Shares were converted). Based on the Company's records and information provided to the Company by its directors, executive officers, associates and subsidiaries, neither the Company's associates or subsidiaries or persons controlling the Company nor, to the best of the Company's knowledge, any of the directors, executive officers or the controlling shareholder of the Company, nor any associates or subsidiaries of such directors, executive officers or controlling shareholder has effected any transactions in the Shares during the 40 business days prior to the date hereof, except that the Company has acquired approximately 600 shares of its Class A Stock in public market purchases, and the Stock Purchase Plans have acquired 5 shares during such period. Except as set forth in this Offer to Purchase, neither the Company or any person controlling the Company nor, to the Company's knowledge, any of its directors or executive officers, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to the Offer with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations) except that the Company understands that its directors and officers and its controlling shareholder do not intend to tender any shares of Class A Stock in connection with the Offer. 10. SOURCE AND AMOUNT OF FUNDS. Assuming that the Company purchases 100,000 Shares pursuant to the Offer at the maximum specified purchase price of $10.00 per Share, the maximum aggregated cost of the Offer will be $1,000,000, plus approximately $49,000 in fees and expenses applicable to the Offer. The Company anticipates that substantially all of the funds necessary to pay such amounts will be provided through a Revolving Credit and Term Loan Agreement, dated January 28, 1999 between the Company and BankBoston (the "New Credit Agreement"), with the remaining amount to come from cash held by the Company. The New Credit Agreement provides that the Company shall have a $20 million revolving credit facility
(the "Credit Facility") for a two-year period, subject to renewal. If not renewed, the Credit Facility shall convert to a three-year term loan (the "Term Loan"). The interest rate on the Credit Facility and Term Loan will be calculated, at the Company's option, on either the lender's base rate, a Federal Funds rate, or LIBOR rate, all of which are subject to adjustment on a quarterly basis and include a margin based upon performance ratios. The New Credit Agreement includes representations and warranties, covenants, events of default and other terms customary to financing of this type. A copy of the New Credit Agreement is attached hereto as Exhibit (b)(2). The company expects to repay indebtedness incurred under the New Credit Facility as a result of the Offer through cash flow from operations and/or future borrowings.

11.  CERTAIN INFORMATION ABOUT THE COMPANY.

The Company is the nation's largest publicly owned service company in managing the delivery of manufactured homes, commercial vehicles and specialized equipment in the United States, and through its wholly owned subsidiary, Morgan Drive Away, Inc. ("Morgan"), has been operating since 1936. The Company provides outsourcing transportation services through a national network of approximately 1,530 independent owner operators and approximately 1,420 other drivers. The Company dispatches its drivers from 105 locations in 33 states. The Company's largest customers include Oakwood Homes Corporation, Fleetwood Enterprises, Inc., Champion Enterprises, Inc., Winnebago Industries, Inc., Clayton Homes, Inc., Cavalier Homes, Inc., Palm Harbor Homes, Inc., Four Seasons Housing, Inc., Ryder System, Inc., and Fairmont Homes, Inc. The Company's services also include providing certain insurance and financing services to its owner operators.

As further described below, the Company's strategy is to grow through expansion in the niche businesses already being serviced with heavy emphasis on outsourcing, along with pursuing acquisitions of niche transportation carriers who are servicing their customer base with unique service and/or equipment. In addition, the Company will look to expand insurance product offerings to drivers through its subsidiary Interstate Indemnity Company ("Interstate") and to broaden its financing activities through Morgan Finance, Inc. ("Finance").

Morgan,  the  Company's  principal  subsidiary,  was founded in 1936 in Elkhart,
Indiana and incorporated in 1942. The Morgan Group, Inc., is a Delaware corporation formed by Lynch Corporation in 1988 to acquire Morgan and Interstate. In 1994, the Company formed Finance for the purpose of offering financing to owner operators. In 1995, the Company acquired the assets of Transfer Drivers, Inc. ("TDI"), a Northern Indiana-based outsourcing company. TDI is a market leader in the fragmented truck delivery business focusing on relocation of consumer and commercial vehicles for customers, including Budget One-Way Rental, Ryder System, Inc. and Ford Motor Company.

The Company's principal office is located at 2746 Old U.S. 20 West, Elkhart, Indiana, 46514-1168.

Additional Purchases by the Company or Lynch. As noted, the Company has suspended its open-market repurchase program pursuant to which the Company is authorized to acquire up to 250,000 Shares at various dates and market prices. Either the Company or Lynch may, in the future, authorize the purchase of additional Shares on the open market, in privately negotiated transactions, through one or more tender offers, or otherwise.

                              FINANCIAL INFORMATION

Historical Financial Information. The table below sets forth summary historical consolidated financial information of the Company and its subsidiaries. The historical financial information for fiscal years 1996 and 1997 has been derived from, and should be read in conjunction with, the audited consolidated financial statements of the Company as reported in the Company's Annual Reports on Form 10-K for the fiscal years ended December 31, 1996 and December 31, 1997 which is hereby incorporated herein by reference. In addition, the historical financial information for that portion of fiscal year 1998 presented is unaudited. Such historical financial information for fiscal year 1998 was set forth in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998 and is hereby incorporated herein by reference. The summary historical financial information should be read in conjunction with, and is qualified in its entirety by reference to, the audited financial statements and the related notes thereto and Form 10-Q from which it has been derived. Copies of reports may be inspected or obtained from the Commission in the manner specified in "-- Additional Information" below.

                     THE MORGAN GROUP, INC. AND SUBSIDIARIES

                        HISTORICAL FINANCIAL INFORMATION
             (Dollars in thousands except ratios and share amounts)

                                             NINE MONTHS
                                                ENDED          YEAR ENDED DECEMBER 31
                                         SEPTEMBER 30, 1998    1997              1996
                                         ------------------    ----              ----
                                             (UNAUDITED)

OPERATIONS DATA
Operating revenues                             $ 114,629      $ 146,154      $ 132,208
Operating income before special charges            1,591          1,639            237
Special charges                                       --            624          3,500
Operating income (loss)                            1,591          1,015         (3,263)
Net income (loss)                                    707            196         (2,070)
Net income (loss) per basic and
     diluted share (1)                              0.27           0.07          (0.77)

BALANCE SHEET DATA

Working capital                                    2,775          2,129          1,635
Total assets                                      34,090         32,746         33,066
Long term debt, including current portion          1,553          2,513          4,206
Shareholders' equity                              13,087         12,724         13,104
Book value per share                                5.12           4.82           4.88
Ratio of earnings to fixed charges                  1.96x          1.17x         (1.80)x

(1) Net income (loss) per share is calculated in accordance with Financial Accounting Standards Board Statement number 131. The net income (loss) per share has been restated using the "if-converted" method.

Recent Financial Information. For 1998, total operating revenues rose 2.9% to $150.5 million from $146.2 million for 1997, which included $3.3 million in revenues from a discontinued operation. Earnings before interest, taxes, depreciation and amortization increased in 1998 by 55% to $3,237,000 from $2,090,000 in 1997, which included a special pre-tax charge of $624,000, or $0.16 per share after tax. 1998 net income increased fourfold to $903,000, or $0.35 per share, from $196,000, or $0.07 per share in 1997.

Unaudited Pro Forma Condensed Consolidated Financial Information. The unaudited pro forma condensed consolidated financial information for the years ended December 31, 1996 and 1997, and the nine-months ended September 30, 1998, presented herein gives effect to the Offer. The unaudited condensed consolidated pro forma financial information is based upon, and should be read in conjunction with, the historical financial statements of the Company for the years ended December 31, 1996 and 1997 and the period ended September 30, 1998.

The unaudited pro forma condensed consolidated financial information gives effect to events that are directly attributable to the Offer and expected to have a continuing impact on the Company. Explanations for these adjustments are included in the Notes to the Unaudited Pro Forma Condensed Consolidated Financial Information. The unaudited pro forma condensed consolidated financial information has been prepared by the Registrant based upon assumptions it deems reasonable. They are presented for illustrative purposes only and are not necessarily indicative of the future financial position or future results of operations of Registrant, or of the financial position or results of operations of Registrant that would have actually occurred had the transaction been in effect as of the dates or for the periods presented.

                     THE MORGAN GROUP, INC. AND SUBSIDIARIES
        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
             (Dollars in thousands, except ratios and share amounts)


                                          100,000 SHARES AT $8.50                    100,000 SHARES AT $10.00
                                              PURCHASE PRICE                              PURCHASE PRICE
                                     --------------------------------------      --------------------------------------
                                     NINE MONTHS                                 NINE MONTHS
                                        ENDED             YEAR ENDED                ENDED             YEAR ENDED
                                       SEPT. 30,      DEC. 31,     DEC. 31,       SEPT. 30,     DEC. 31,       DEC. 31,
                                         1998           1997         1996            1998         1997           1996
                                       ---------     ---------     ---------      ---------     ---------     ---------
OPERATIONS DATA
Operating revenues                     $ 114,629     $ 146,154     $ 132,208      $ 114,629     $ 146,154     $ 132,208
                                       =====================================      =====================================
Operating income before special
     charges                               1,591         1,639           237          1,591         1,639           237
Special charges                               --           624         3,500             --           624         3,500
                                       -------------------------------------      -------------------------------------
Operating income (loss)                    1,591         1,015        (3,263)         1,591         1,015        (3,263)
Interest expense, net                        513           789           421            522           801           433
                                       -------------------------------------      -------------------------------------
Income (loss) before income taxes          1,078           226        (3,684)         1,069           214        (3,696)
Income taxes                                 404            76        (1,574)           401            72        (1,579)
Net income (loss)                      $     674     $     150     ($  2,110)     $     668     $     142     ($  2,117)
                                       =====================================      =====================================
Net income (loss) per basic
     and diluted share                 $    0.27     $    0.06     ($   0.82)     $    0.27     $    0.06     ($   0.82)

BALANCE SHEET DATA
Working capital                        $   1,851     $   1,192     $     704      $   1,695     $   1,034     $     547
Total assets                              34,065        32,708        33,034         34,059        32,700        33,027
Long term debt, including
     current portion                       1,553         2,513         4,206          1,553         2,513         4,206
Shareholders' equity                      12,163        11,787        12,173         12,007        11,629        12,016
Book value per share                        4.95          4.64          4.71           4.89          4.58          4.65
Ratio of earnings to fixed charges          1.88x         1.13x       (1.71)x          1.87x         1.12x       (1.70)x

The following assumptions regarding the offer were made in determining the unaudited pro forma financial information:

(1) The information assumes 100,000 shares were purchased at a $8.50 per share price and a $10.00 per share price, respectively. The repurchase was assumed to be financed through the revolving line of credit available under the Company's New Credit Agreement.

(2) Interest expense was increased for the 1996 and 1997 years and for the nine months ended September 30, 1998 for the additional debt assumed to be used to finance the repurchase of shares as of January 1, 1996, 1997, and 1998. The assumed rate on the additional borrowings was 7.68%, 7.84%, and 7.82% for the years ended 1996 and 1997 and the nine months ended September 30, 1998, respectively, and represents the average interest rate for such periods on the Company's revolving line of credit.

(3) The assumed income tax benefit resulting from increased interest expense for the 1996, 1997, and 1998 time periods was computed at 42.7%, 33.8%, and 37.5%, respectively, and represents the effective tax rates for those periods.

(4) Estimated expenses related to the Offer total $49,000, and were included as part of the cost of the shares acquired and charged against shareholders' equity.

(5) The ratio of earnings from continuing operations to fixed charges was computed by dividing the sum of earnings from continuing operations and fixed charges by fixed charges. Fixed charges consist of interest and debt expense and one third rent expense, which approximates the interest factor. Exclusive of the special charges in 1996 and 1997, the ratio of earnings to fixed charges for 1996 and 1997 would have been 0.86x and 1.48x, respectively for the $8.50 per share calculation and 0.86x and 1.47x, respectively for the $10.00 per share calculation.

12. EFFECTS OF THE OFFER ON THE MARKET FOR SHARES; REGISTRATION UNDER THE EXCHANGE ACT.

The Company's purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and is likely to reduce the number of shareholders. The trading market in Class A Stock historically has not been active, and no assurance can be given that sufficient shares of Class A Stock will be available following the Offer to provide a reasonable trading market. Based on the published guidelines of the AMEX, the Company does not believe that its purchase of Shares pursuant to the Offer will cause its remaining Shares to be delisted.

The Shares are currently "margin securities" under the rules of the Federal Reserve Board. This has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. The Company believes that, following the purchase of Shares pursuant to the Offer, the Shares will continue to be "margin securities" for purposes of the Federal Reserve Board's margin regulations.

The Shares are registered under the Exchange Act, which requires, among other things, that the Company furnish certain information to its shareholders and to the Commission and comply with the Commission's proxy rules in connection with meetings of the Company's shareholders. The Company believes that its purchase of Shares pursuant to the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

13.      CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

The Company is not aware of any license or regulatory permit material to its business that might be adversely affected by its acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the Company's acquisition or ownership of Shares as contemplated by the Offer. Should any such approval or other action be required, the Company currently contemplates that it will seek such approval or other action. The Company cannot predict whether it may determine that it is required to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to the Company's business. The Company's obligations under the Offer to accept for payment and pay for Shares are subject to certain conditions. See Section 6.

14.      CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES.

The following summary describes certain United States federal income tax consequences relevant to the Offer. The discussion contained in this summary is based upon the Internal Revenue Code of 1986, as amended to the date hereof (the "Code"), existing and proposed Treasury regulations promulgated thereunder, rulings, administrative pronouncements and judicial decisions, changes to which could materially affect the tax consequences described herein and could be made on a retroactive basis.

This summary discusses only Shares held as capital assets, within the meaning of
Section 1221 of the Code, and does not address all of the tax consequences that may be relevant to particular shareholders in light of their personal circumstances, or to certain types of shareholders (such as certain financial institutions, dealers in securities or commodities, insurance companies, tax-exempt organizations or persons who hold Shares as a position in a "straddle" or as a part of a "hedging" or "conversion" transaction for United States federal income tax purposes). In particular, the discussion of the consequences of an exchange of Shares for cash pursuant to the Offer applies only to a United States Holder. For purposes of this summary, a "United States Holder" is a holder of Shares that is (a) a citizen or resident of the United States, (b) a corporation, partnership or other entity created or organized in or under the laws of the United States, any state or any political subdivision thereof, (c) an estate the income of which is subject to United States federal income taxation regardless of its source, or (d) a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States fiduciaries who have the authority to control all substantial decisions of the trust. This discussion does not address the tax consequences to foreign shareholders who will be subject to United States federal income tax on a net basis on the proceeds of their exchange of Shares pursuant to the Offer because such income is effectively connected with the conduct of a trade or business within the United States. Such shareholders are generally taxed in a manner similar to United States Holders; however, certain special rules apply. Foreign shareholders who are not subject to United States federal income tax on a net basis should see Section 3 for a discussion of the applicable United States withholding rules and the potential for obtaining a refund of all or a portion of the tax withheld. The summary may not be applicable with respect to Shares acquired as compensation (including Shares acquired upon the exercise of options or which were or are subject to forfeiture restrictions). The summary also does not address the state, local or foreign tax consequences of participating in the Offer. EACH SHAREHOLDER SHOULD CONSULT SUCH SHAREHOLDER'S TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES OF PARTICIPATION IN THE OFFER.

United States Holders Who Receive Cash Pursuant to the Offer. An exchange of Shares for cash pursuant to the Offer by a United States Holder will be a taxable transaction for United States federal income tax purposes. As a consequence of the exchange, a United States Holder will, depending on such holder's particular circumstances, be treated either as having sold such holder's Shares or as having received a dividend distribution from the Company, with the tax consequences described below.

Under Section 302 of the Code, a United States Holder whose Shares are exchanged for cash pursuant to the Exchange will be treated as having sold such holder's Shares, and thus will recognize gain or loss if the exchange (a) results in a "complete termination" of such holder's equity interest in the Company, (b) is "substantially disproportionate" with respect to such holder or (c) is "not essentially equivalent to a dividend" with respect to the holder, each as discussed below. In applying these tests, a United States Holder will be treated as owing Shares actually or constructively owned by certain related individuals and entities.

If a United States Holder sells Shares to persons other than the Company at or about the time such holder also sells Shares to the Company pursuant to the Offer, and the various sales effected by the holder are part of an overall plan to reduce or terminate such holder's proportionate interest in the Company, then the sales to persons other than the Company may, for United States federal income tax purposes, be integrated with the holder's sale of Shares pursuant to the Offer and, if integrated, should be taken into account in determining whether the holder satisfies any of the three tests described below.

A United States Holder that exchanges all Shares actually or constructively owned by such holder for cash pursuant to the Offer will be treated as having completely terminated such holder's equity interest in the Company.

An exchange of Shares for cash will be "substantially disproportionate" with respect to a United States Holder if the percentage of the then outstanding Shares actually and constructively owned by such holder immediately after the exchange is less than 80% of the percentage of the Shares actually and constructively owned by such holder immediately before the exchange.

A United States Holder will satisfy the "not essentially equivalent to a dividend" test if the reduction in such holder's proportionate interest in the Company constitutes a "meaningful reduction" given such holder's particular facts and circumstances. The IRS has indicated in published rulings that any reduction in the percentage interest of a shareholder whose relative stock interest in a publicly held corporation is minimal (an interest of less than 1% should satisfy this requirement) and who exercises no control over corporate affairs should constitute such a "meaningful reduction."

If a United States Holder is treated as having sold such holder's Shares under the tests described above, such holder will recognize gain or loss equal to the difference between the amount of cash received and such holder's tax basis in the Shares exchanged therefor. Any such gain or loss will be capital gain or loss. In the case of a United States Holder that is an individual, estate or trust, the maximum tax rate for such gain will be lower if the United States Holder's holding period exceeds one year. Limitations apply to the deductibility of capital losses by corporate and non-corporate United States Holders.

If a United States Holder who exchanges Shares pursuant to the Offer is not treated under Section 302 as having sold such holder's Shares for cash, the entire amount of cash received by such holder will be treated as a dividend to the extent of the Company's current and accumulated earnings and profits, which the Company anticipates will be sufficient to cover the amount of any such dividend and will be includible in the holder's gross income as ordinary income in its entirety, without reduction for the tax basis of the Shares exchanged. No loss will be recognized. The United States Holder's tax basis in the Shares exchanged generally will be added to such holder's tax basis in such holder's remaining Shares. To the extent that cash received in exchange for Shares is treated as a dividend to a corporate United States Holder, such holder will be
(i) eligible for a dividends-received deduction (subject to applicable limitations) and (ii) subject to the "extraordinary dividend" provisions of the Code. To the extent, if any, that the cash received by a United States Holder exceeds the Company's current and accumulated earnings and profits, it will be treated first as a tax-free return of such holder's tax basis in the Shares and thereafter as capital gain.

The Company cannot predict whether or to what extent the Offer will be oversubscribed. If the Offer is oversubscribed, proration of tenders pursuant to the Offer will cause the Company to accept fewer Shares than are tendered. Therefore, a holder can be given no assurance that a sufficient number of such holder's Shares will be exchanged pursuant to the Offer to ensure that such exchange will be treated as a sale, rather than as a dividend, for United States federal income tax purposes pursuant to the rules discussed above.

Shareholders Who Do Not Receive Cash Pursuant to the Offer. Shareholders whose Shares are not exchanged pursuant to the Offer will not incur any tax liability as a result of the consummation of the Offer.

Participants in the Stock Purchase Plans may have additional tax considerations. See the applicable Direction Form(s) and related materials sent under separate cover to such participants.

See Section 3 with respect to the application of United States federal income tax withholding to payments made to foreign shareholders and backup withholding.

THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

15.      EXTENSION OF THE OFFER; TERMINATION; AMENDMENTS.

The Company expressly reserves the right, in its sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by the Company to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement thereof. The Company also expressly reserves the right, in its sole discretion, to terminate the Offer and not accept for payment or pay for any Shares not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Shares upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the Depositary and making a public announcement thereof. Additionally, in certain circumstances, if the Company waives any of the conditions of the Offer set forth in Section 6, it may be required to extend the Expiration Date of the Offer. The Company's reservation of the right to delay payment for Shares that it has accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that the Company must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, the Company further reserves the right, in its sole discretion, and regardless of whether any of the events set forth in
Section 6 shall have occurred or shall be deemed by the Company to have occurred, to amend the Offer in any respect (including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Shares or by decreasing or increasing the number of Shares being sought in the Offer). Amendments to the Offer may be made at any time and from time to time effected by public announcement thereof, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to shareholders in a manner reasonably designed to inform shareholders of such change. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law (including Rule 13e-4(e)(2) promulgated under the Exchange Act), the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to the Dow Jones News Service.

If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Company will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(2) promulgated under the Exchange Act, which require that the minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer (other than a change in price or a change in percentage of securities sought) will depend upon the facts and circumstances, including the relative materiality of such terms or information. If (i) the Company increases or decreases the price to be paid for Shares, the Company increases the number of Shares being sought and such increase in the number of Shares being sought exceeds 2% of the outstanding Shares, or the Company decreases the number of Shares being sought, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such increase or decrease is first published, sent or given, the Offer will be extended until the expiration of such period of ten business days.

16.  FEES AND EXPENSES.

The Company has retained Corporate Investor Communications, Inc. as Information Agent and American Stock Transfer and Trust Company as Depositary in connection with the Offer. The Information Agent and the Depositary will receive reasonable and customary compensation for their services. The Company will also reimburse the Information Agent and the Depositary for out-of-pocket expenses, including reasonable attorneys' fees, and has agreed to indemnify the Information Agent and the Depositary against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. The Information Agent may contact shareholders by mail, telephone, telex, telegraph and personal interviews, and may request brokers, dealers and other nominee shareholders to forward materials relating to the Offer to beneficial owners. Neither the Information Agent nor the Depositary has been retained to make solicitations or recommendations in connection with the Offer.

The Company will not pay fees or commissions to any broker, dealer, commercial bank, trust company or other person for soliciting any Shares pursuant to the Offer. The Company will, however, on request, reimburse such persons for customary handling and mailing expenses incurred in forwarding materials in respect of the Offer to the beneficial owners for which they act as nominees. No such broker, dealer, commercial bank or trust company has been authorized to act as the Company's agent for purposes of the Offer. The Company will pay (or cause to be paid) any stock transfer taxes on its purchase of Shares, except as otherwise provided in Instruction 7 of the Letter of Transmittal.

17.  MISCELLANEOUS.

The Company is not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If the Company becomes aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, the Company will make a good faith effort to comply with such law. If, after such good faith effort, the Company cannot comply with such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction the securities or blue sky laws of which require the Offer to be made by a licensed broker or dealer, the Offer is being made on the Company's behalf by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

Pursuant to Rule 13e-4 promulgated under the Exchange Act, the Company has filed with the Commission an Issuer Tender Offer Statement on Schedule 13E-4 (the "Schedule 13E-4") which contains additional information with respect to the Offer. The Schedule 13E-4, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 11 with respect to information concerning the Company.

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE COMPANY IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.



                                                      THE MORGAN GROUP, INC.


February 22, 1999

Manually signed facsimile copies of the Letter of Transmittal will be accepted. The Letter of Transmittal and certificates for the Shares and any other required documents should be sent or delivered by each shareholder or such shareholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at its address set forth below:

                        The Depositary for the Offer is:
                    AMERICAN STOCK TRANSFER AND TRUST COMPANY

By Mail/Hand/Overnight Delivery              By Facsimile Transmission
        40 Wall Street                             (718)234-5001
          46th Floor               Confirm Facsimile Transmission By Telephone:
      New York, NY 10005                          (800) 937-5449


Any questions or requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to the Information Agent, at the telephone number and address below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                     The Information Agent for the Offer is:

                     CORPORATE INVESTOR COMMUNICATIONS, INC.

                                111 Commerce Road
                        Carlstadt, New Jersey 07072-2586
                            TOLL FREE: (888) 897-0079
                      BANKS & BROKERS CALL: (201) 896-1900